Exhibit 99.1

             [Letterhead of First Keystone Financial, Inc.]

                       FOR IMMEDIATE RELEASE
                       _____________________

               FIRST KEYSTONE FINANCIAL ANNOUNCES
                     SECOND QUARTER RESULTS


     Media, PA May 5, 2005 - Thomas M. Kelly, President and Chief Executive Officer of First Keystone Financial,
Inc. (Nasdaq: FKFS) reported today net income for the quarter ended March 31, 2005 of $638,000, or $0.34 per diluted share, compared to $627,000, or $0.32 per diluted share, for the same period last year. Net income for the six months ended March 31, 2005 was $1.2 million, or $0.63 per diluted share, as compared to $1.4 million, or $0.70 per diluted share, for the same period in 2004.

     For the three and six months ended March 31, 2005, net interest income increased $188,000, or 6.8%, and $112,000, or 1.5%, respectively, as compared to the same periods in 2004. Interest income increased $340,000, or 5.3%, for the quarter ended March 31, 2005 compared to the same period in the prior year primarily due to a 22 basis point increase in the average yield earned on interest-earning assets. However, interest expense also increased
$152,000, or 4.1%, for the quarter ended March 31, 2005 as compared to the second quarter of fiscal 2004 primarily due to a 7 basis point increase in the average rate paid on interest-bearing liabilities combined with a $7.0 million increase in the average balance of such liabilities. Net interest income increased as a result of the weighted average yield earned on interest-earning assets, primarily investment securities, repricing to a greater degree than the cost of interest-bearing liabilities. The Company's interest rate margin on a tax-equivalent basis increased to 2.29% for the quarter ended
March 31, 2005 as compared to 2.16% for the same period last year. (See footnote to the table).

     On a linked quarter basis, net interest income increased $141,000 in the second quarter of fiscal 2005 compared to the first quarter of fiscal 2005. In addition, the net interest margin on a tax-equivalent basis increased 13 basis points to 2.29% from 2.16% for the three months ended
December 31, 2004. (See footnote to the table). During the second quarter of fiscal 2005 as compared to the first, the Company experienced a 15 basis point increase in the yield earned on average interest-earning assets which was partially offset by a 3 basis point increase in the rates paid on interest-bearing liabilities. The net interest margin on a tax-equivalent basis included the effects of a special dividend which amounted to 12 basis points.

     "In this competitive marketplace, we are pleased that core deposits have grown by over $7.0 million from year-end. Our commitment to gain marketshare through a team approach of hiring seasoned business development officers and commercial lenders, whose primary focus is to satisfy the customer, will positively impact our net interest margin," said Mr. Kelly.

     For the quarter ended March 31, 2005, non-interest income decreased $1.1 million to $1.1 million from the same period last year. Non-interest income decreased $1.3 million to $2.0 million for the six months ended March 31, 2005 in comparison to the same period last year. For the three months ended March 31, 2005, the decrease was primarily the result of gains experienced in the 2004 period related to the gain on sale of equity securities of a company that was acquired. In addition, the decrease was due to the inclusion in the 2004 period of certain non-recurring real estate fees.



     Non-interest expense for the quarter ended March 31, 2005 decreased $890,000 from the same period last year primarily due to an $1.2 million decrease in employee benefit expenses. In the prior year's second quarter, the Company recognized certain expenses in connection with a non-qualified supplemental retirement plan and the prepayment of a loan to the ESOP which accelerated expense recognition. However, for the second quarter of fiscal
2005, salary expense increased $300,000 by comparison to the same period in 2004 due to additional personnel, merit increases and retirement benefits. The decrease in non-interest expense was partially offset by increases of $63,000 and $31,000 in occupancy expenses and professional fees, respectively. Non-interest expense for the six months ended March 31, 2005 decreased $778,000, or 11.1%, by comparison to the same period in the prior year for the reasons described above.

     The Company's total assets increased to $576.0 million at March 31, 2005, a $4.1 million increase from $571.9 million at September 30, 2004. Investment and mortgage-related securities held to maturity increased to $56.4 million from $42.7 million at September 30, 2004 mainly due to the Company's strategy to reinvest the proceeds and cash flows from the securities' portfolio into the held to maturity portfolio in order to minimize the effect of price volatility to the Company's balance sheet. Loans receivable increased slightly to $305.6 million from $304.2 million at September 30, 2004. Total deposits increased $10.2 million, or 3.0%, to $355.1 million at March 31, 2005 from $344.9 million at September
30, 2004. Core deposits increased $7.3 million, or 4.1%, as a result of the Company's commitment to focus on business development and aggressively pursue these relationships. The level of the Company's borrowings decreased $7.5 million, or 4.4%, from September 30, 2004 to March 31, 2005. Stockholders' equity decreased
$549,000 to $29.1 million resulting from the Company's comprehensive income decreasing $1.6 million combined with dividend payments totaling $397,000 partially offset by net income of $1.2 million for the six months ended March
31, 2005.

     Total non-performing assets totaled $5.6 million at March 31, 2005 as compared to $3.3 million at September
30, 2004. The Company's ratio of non-performing assets to total assets was 0.98% at March 31, 2005 compared to 0.51% at September 30, 2004. The increase in non-performing assets was primarily due to a $3.8 million commercial real estate loan placed on a non-accrual status partially offset by a $1.3 million commercial and construction loans returning to current status and a $304,000 decrease in real estate owned.

     First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from eight full-service offices located in Delaware and Chester Counties.

     Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated. These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations. The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.



This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP") as discussed below. Management of the Company uses these non-GAAP measures in its analysis of the Company's performance.


                FIRST KEYSTONE FINANCIAL, INC.
                   SELECTED OPERATIONS DATA
             (In thousands except per share data)
                          (Unaudited)


                                                   Three Months Ended       Six Months Ended
                                                        March 31,               March 31,
                                                ____________________________________________
                                                    2005        2004        2005       2004
                                                ____________________________________________
Net interest income                                $2,961      $2,773      $5,781     $5,669
Provision for loan losses                              45          75          90        150
Non-interest income                                 1,101       2,169       2,000      3,233
Non-interest expense                                3,204       4,094       6,250      7,028
                                                --------------------------------------------
Income before taxes                                   813         773       1,441      1,724
Income tax expense                                    175         146         280        355
                                                --------------------------------------------
Net income                                         $  638      $  627      $1,161     $1,369
                                                ============================================
Basic earnings per share                           $ 0.35      $ 0.34      $ 0.64     $ 0.75
Diluted earnings per share                           0.34        0.32        0.63       0.70
Dividends per share                                  0.11        0.11        0.22       0.22
Number of shares outstanding at end of period   2,002,132   1,924,871   2,002,132  1,924,871
Weighted average basic shares outstanding       1,824,419   1,826,967   1,804,703  1,832,759
Weighted average diluted shares outstanding     1,873,905   1,951,360   1,853,511  1,955,761
____________________________________________________________________________________________


                  FIRST KEYSTONE FINANCIAL, INC.
                    SELECTED FINANCIAL DATA
             (In thousands except per share data)
                        (Unaudited)

                                                                March 31, September 30,
                                                                  2005        2004
                                                                _______________________
Total assets                                                    $576,026    $571,919
Loans receivable, net                                            305,647     304,248
Investment and mortgage-related securities available for sale    155,072     161,235
Investment and mortgage-related securities held to maturity       56,431      42,650
Cash and cash equivalents                                         20,393      17,975
Deposits                                                         355,128     344,880
Borrowings                                                       163,692     171,149
Junior subordinated debt                                          21,538      21,557
Loan loss allowance                                                2,079       2,039
Total stockholders' equity                                        29,149      29,698
Book value per share                                              $14.71      $15.41
_______________________________________________________________________________________


                      FIRST KEYSTONE FINANCIAL, INC.
                           OTHER SELECTED DATA
                               (Unaudited)

                                                             At or for the       At or for the
                                                           Three Months Ended  Six Months Ended
                                                                March 31,           March 31,
                                                           ____________________________________
                                                             2005      2004     2005      2004
                                                           ____________________________________
Return on average assets (1)                                 0.45%     0.44%    0.41%     0.49%
Return on average equity (1)                                 8.51%     7.81%    7.79%     8.59%
Interest rate spread (1) (2)                                 2.27%     2.12%    2.21%     2.18%
Net interest margin (1) (2)                                  2.29%     2.16%    2.22%     2.22%
Interest-earning assets/interest-bearing liabilities(2)    100.60%   101.41%  100.49%   101.36%
Operating expenses to average assets (1)                     2.27%     2.91%    2.20%     2.51%
Ratio of non-performing assets to total assets at
    end of period                                            0.98%     0.51%    0.98%     0.51%
Ratio of loan loss allowance to non-performing loans
    at end of period                                        43.79%   133.85%   43.79%   133.85%


(1) Annualized.
(2) Adjusted for the effects of tax-free investments. This is a non-GAAP presentation.
    Management believes that presentation of its interest rate spread and net interest margin on a tax-equivalent basis provides useful information that is essential to a proper understanding of the operating results of the Company's business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.
    In order to provide accurate comparisons of yields and margins for all earning assets, the interest income earned on tax-exempt assets has been increased to make them fully equivalent to other taxable interest income investments. Without the adjustment for taxes, the interest rate spread would be 2.21% and 2.05% for the quarter ended March 31, 2005 and 2004, respectively, while the net interest margin would be 2.22% and 2.09% for the quarter ended March 31, 2005 and 2004, respectively. Without the adjustment for taxes, the interest rate spread would be 2.15% and 2.11% for the six months ended March 31, 2005 and 2004, respectively, while the net interest margin would be 2.16% and 2.15% for the six months ended March 31, 2005 and 2004, respectively. In addition, with respect to December 31, 2004, without the adjustment for taxes, the interest rate margin would be 2.10%.

CONTACT:   Thomas M. Kelly, President and Chief Executive Officer
           Rose M. DiMarco, Chief Financial Officer
           (610) 565-6210